EXHIBIT 99.1
Cardiac Science Contact
Mike Matysik
Cardiac Science Corp.
Sr. Vice President and CFO
(425) 402-2009
GE Contact
Carrie Michael
GE Healthcare
(262) 548-2000
Cardiac Science Media Contact
Steve DiMattia
EVC Group, Inc
(646) 277-8706
CARDIAC SCIENCE EXTENDS GE AGREEMENT TO FIVE YEARS
Pilot Shipments of New “Crash Carts” in progress
BOTHELL, WA – October 30, 2006 – Cardiac Science Corporation (NASDAQ: CSCX), a global leader in advanced cardiac monitoring and defibrillation products, announced today it has signed an amendment to its existing agreement with GE Healthcare which extends the term to five years from the original three years.
The “crash cart” defibrillator-monitor is designed specifically for use by medical professionals to respond to cardiac emergencies in hospital settings. The new defibrillator will be sold exclusively by GE Healthcare (GE), a division of General Electric Company (NYSE:GE), to hospitals in the United States and Canada under the Cardiac Science Powerheart® brand, and to customers outside North America under the GE Responder® brand.
During the last several months, GE and Cardiac Science have engaged in a collaborative effort to refine the product specifications and features to ensure a successful launch. Arrangements were also made to support GE’s worldwide service model. Product shipments are currently being made under a pilot program. The pilot program tests the worldwide logistics of the product launch by shipping finished devices to clinical customers as well as service kits to GE service centers. Full shipments will begin upon the completion of the pilot program.

“The extension of the original distribution agreement by GE reflects its enthusiasm for this new product,” said John Hinson, Cardiac Science’s Chief Executive Officer. “We have worked hard to make sure this new defibrillator-monitor meets the most stringent requirements for hospital use and we believe the result is a more compelling offering for traditional hospital defibrillator-monitors worldwide.”
“GE’s global presence in hospitals, physicians’ offices and clinics, combined with world-class products from Cardiac Science, positions us to establish a leadership role in providing defibrillation technologies to healthcare providers,” said GE Healthcare’s Vice President and General Manager, Diagnostic Cardiology, Matthias Weber, M.D. “We believe this attractive new product offers the right combination of features, weight, size and functionality required to effectively compete.”
About the new defibrillator-monitor
The new defibrillator-monitor is a lightweight, rugged and portable device with resuscitation and pacing therapies designed for use by professionals in medically-supervised environments to respond to cardiac emergencies. Similar to Cardiac Science’s line of portable AEDs, the new device is extremely easy to use. Operators are guided by a combination of programmable text prompts, audible alarms and visible indicators.
The new defibrillator-monitor incorporates Cardiac Science’s patented STAR® biphasic escalating shock energy technology which automatically adjusts the magnitude of the defibrillation shock based upon each patient’s unique body type. It also employs Cardiac Science’s patented RHYTHMx® software, which provides heart rhythm analysis and shock advice to effectively address life-threatening arrhythmias.
About Cardiac Science Corporation
Cardiac Science develops, manufactures, and markets a family of advanced diagnostic and therapeutic cardiology devices and systems, including automated external defibrillators, electrocardiographs, stress test systems, Holter monitoring systems, hospital defibrillators, cardiac rehabilitation telemetry systems, patient monitor defibrillators and cardiology data management systems. Cardiac Science also sells a variety of related products and consumables, and provides a comprehensive portfolio of training, maintenance and support services. The company is the successor to various entities that have owned and operated cardiology-related businesses which sold products under the trusted brand names Burdick®, Powerheart®, and Quinton®. Cardiac Science is headquartered in Bothell, WA and also has operations in Lake Forest, California, Deerfield, Wisconsin, Shanghai, China, Copenhagen, Denmark and Manchester, United Kingdom.
About GE Healthcare
GE Healthcare provides transformational medical technologies and services that are shaping a new age of patient care. Our expertise in medical imaging and information technologies, medical diagnostics, patient monitoring systems, performance improvement, drug discovery, and biopharmaceutical manufacturing technologies is helping clinicians around the world re-imagine new ways to predict, diagnose, inform and treat disease, so their patients can live their lives to the fullest.
GE Healthcare’s broad range of products and services enable healthcare providers to better diagnose and treat cancer, heart disease, neurological diseases, and other conditions earlier. Our vision for the future is to enable a new “early health” model of care focused on earlier diagnosis, pre-symptomatic disease detection and disease prevention. Headquartered in the United Kingdom, GE Healthcare is a $15 billion unit of General Electric Company (NYSE: GE). Worldwide, GE Healthcare employs more than 43,000 people committed to serving healthcare professionals and their patients in more than 100 countries. For more information about GE Healthcare, visit our website at www.gehealthcare.com.
Forward Looking Statements
This press release contains forward-looking statements, including, but not limited to, those relating to expectations regarding Cardiac Science Corporation’s future revenue growth from sales of defibrillation products that involve a number of risks and uncertainties. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “intend,” anticipate,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may vary significantly from the results expressed or implied in such statements. Factors that could cause or contribute to such varying results and other risks are more fully described in the Annual Report on Form 10-K filed by Cardiac Science Corporation for the year ended December 31, 2005. Cardiac Science Corporation undertakes no duty or obligation to update the information provided herein.